CMA Muni-State Municipal Series Trust
Series Number: 10
File Number: 811-5011
CIK Number: 810598
CMA Michigan Municipal Money Fund
For the Period Ending: 03/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/17/2001	$ 18,350	Michigan State Housing Authority	3.35%	08/09/2001
04/27/2001	6,500	Puerto Rico Comwlth	2.95	12/01/2015
05/02/2001	9,300	Puerto Rico Comwlth	2.95	12/01/2015
08/09/2001	18,350	Michigan State Housing Authority	2.45	09/13/2001
09/17/2001	18,350	Michigan State Housing Authority	2.30	10/17/2001
10/17/2001	18,350	Michigan State Housing Authority	2.00	01/23/2002
01/04/2002	2,250	Michigan State Housing Authority	1.45	02/20/2002
01/23/2002	18,350	Michigan State Housing Authority	1.30	04/01/2002
02/20/2002	2,250	Michigan State Housing Authority	1.30	05/20/2002

Last Updated on 05/29/2002
By Win95 User